Exhibit 10.16

THE PEP BOYS - MANNY, MOE & JACK
ACCOUNT PLAN

(formerly part of The Pep Boys - Manny, Moe & Jack
Executive Supplemental Retirement Plan)

RECITALS

WHEREAS, The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation (the “Company”), established an Executive Supplemental Pension Plan (hereinafter referred to as the “Supplemental Plan”) effective January 1, 1982;

WHEREAS, the Company previously amended and completely restated the Supplemental Plan effective January 1, 1988, and further amended and restated the Supplemental Plan effective on February 13, 1992, March 31, 1995, and March 26, 2002;

WHEREAS, pursuant to resolutions adopted March 3, 2004, the Board changed the name of the Supplemental Plan to the “Executive Supplemental Retirement Plan” (the “Executive Plan”) and amended and restated the Executive Plan with respect to certain of those individuals who were Eligible Employees (as defined in the Executive Plan) on such date, altered the method of delivering benefits for certain specified Participants and gave others an election as to the manner in which they were credited with a benefit;

WHEREAS, the foregoing changes were incorporated into an amendment and restatement of the Executive Plan, effective as of January 31, 2004;

WHEREAS, effective January 1, 2009, the Executive Plan was split to create the Legacy Plan and this Account Plan to, among other things  implement changes required pursuant to and consistent with section 409A of the Internal Revenue Code;

WHEREAS, the Account Plan provides for Retirement Contributions to made hereunder;

WHEREAS, the Board desires to reserve the ability to make future Retirement Contributions discretionary; and

WHEREAS, Section 9.1 of the Executive Plan authorizes the Board to amend the Executive Plan.

NOW, THEREFORE, the Account Plan is hereby amended and restated, effective as of January 31, 2009, as follows:

ARTICLE I

Definitions

1.1           “Administrator” or “Plan Administrator” shall mean a committee composed of three or more persons designated from time to time by the Board.

1.2           “Board” shall mean the Board of Directors of the Company.

1.3           “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and includes any regulations issued thereunder.

1.4           “Company” shall mean The Pep Boys - Manny, Moe & Jack, a Pennsylvania corporation.

1.5           “Compensation” shall mean, for each Plan Year, 100% of an Eligible Employee’s annual base salary for such Plan Year and annual bonus paid under the Employer’s Annual Incentive Bonus Plan, or any other bonus plan that replaces such plan or is in addition to such plan for the Plan Year, before taking into account amounts which an Eligible Employee elects to forego to provide benefits under a plan which satisfies the provisions of section 401(k) or 125 of the Code or to provide benefits under the Company’s Deferred Compensation Plan; provided, further, that any bonus that was payable under the Employer’s Annual Incentive Bonus Plan, or any other bonus plan that replaces or is in addition to such plan, prior to the date Compensation hereunder is determined but which is unpaid for any reason as of the calculation date shall be included as Compensation for purposes hereof.

1.6           “Disability” shall mean that a Participant ceases employment with the Employer when he or she is entitled to receive benefits under the Long Term Disability Salary Continuation Plan sponsored by the Employer.

1.7           “Effective Date” shall mean January 1, 2009.

1.8           “Eligible Employee” shall mean an employee of the Employer who is a key employee, including officers and directors who are key employees, and is designated by the Board to participate in this Plan.  Any individual who is actively participating in the Legacy Plan shall not qualify as an Eligible Employee for purposes of this Plan.

1.9           “Employer” shall mean the Company or any of its subsidiaries.

1.10         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and includes any regulations issued thereunder.

1.11         “Executive Plan” shall mean such term as is defined in the Recitals of this Plan.

1.12         “Investment Election Form” shall mean the form prescribed by the Administrator, filed by a Participant with the Administrator, to designate the investment vehicles for which the amounts credited to the Participant’s Plan Account shall be deemed to be invested under Section 3.2 of the Plan.

1.13         “Legacy Plan” shall mean The Pep Boys — Manny, Moe & Jack Legacy Plan.

1.14         “Legacy Plan Participant” shall mean such term as is defined in the Legacy Plan.

1.15         “Non-Legacy Plan Participant” shall mean any participant in the Executive Plan who was not a Legacy Plan Participant.

1.16         “Participant” shall mean each Non-Legacy Plan Participant who is entitled to receive a benefit from the Executive Plan immediately prior to the Effective Date and did not commence receipt of his or her benefit under the Executive Plan immediately prior to the Effective Date, and each Eligible Employee who first becomes eligible to participate in the Plan pursuant to Sections 2.1 and 2.2 on or after the Effective Date and is entitled to receive a benefit under the Plan.

1.17         “Plan” shall mean The Pep Boys — Manny, Moe & Jack Account Plan as set forth herein as of the Effective Date, and the same as may be further amended from time to time.

1.18         “Plan Account” shall mean for each Participant his or her Retirement Contribution Account and the Prior Executive Plan Account, if applicable.

1.19         “Plan Year” shall mean the calendar year.

1.20         “Prior Executive Plan Account” shall mean the individual account maintained on the books of the Company for each Non-Legacy Plan Participant under the Executive Plan and all sums accounted for therein immediately prior to the Effective Date.

1.21         “Retirement Contribution” shall mean a credit to a Participant’s Retirement Contribution Account pursuant to Section 4.1 of the Plan.  For periods prior to the Effective Date, the term “Retirement Contribution” shall have the meaning in the Executive Plan.

1.22         “Retirement Contribution Account” shall mean the individual account maintained on the books of the Company for each Participant to record the crediting of all Retirement Contributions, and all earnings related to such Retirement Contributions, on and after the Effective Date, and the debiting of all distributions to the Participant or to his or her beneficiary on and after the Effective Date with respect to such Retirement Contributions.

1.23         “Separation Date” shall mean the last day on which a Participant is employed by an Employer on account of a Separation From Service.

1.24         “Separation From Service” shall mean a Participant’s separation from service with the Employer within the meaning of section 409A of the Code and the regulations issued thereunder.

1.25         “Specified Employee” shall mean any Participant who, at any time during the twelve month period ending on the identification date (as determined by the Company or its delegate), is a specified employee under section 409A of the Code, as determined by the Company (or its delegate).  The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Company (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

1.26         “Year of Service” shall mean a consecutive twelve-month period during which an individual is continuously employed by the Employer as an Eligible Employee.  Each Year of Service earned prior to the Effective Date under the Executive Plan shall count as a Year of Service under this Plan.  For purposes of this Plan, any partial Years of Service shall not be included in the calculation of benefits or for any other purpose hereunder and Years of Service for which the individual did not qualify as an Eligible Employee shall not count.  If a terminated employee is rehired and is designated as an Eligible Employee, his or her Years of Service shall not include his or her pre-termination employment.  If a Legacy Plan Participant after ceasing to participate in the Legacy Plan is subsequently designated as an Eligible Employee for purposes of this Plan and such Legacy Plan Participant was continuously employed during such subsequent period, such Legacy Plan Participant shall receive credit for his or her Years of Service prior to being so designated.

ARTICLE II

Participation

2.1           Eligibility to Participate.  Each Non-Legacy Participant who was entitled to receive a benefit under the Executive Plan on December 31, 2008, but did not receive payment of his or her benefit prior to the Effective Date, shall be a Participant in the Plan as of the Effective Date and such Participant’s benefit paid on or after the Effective Date shall be governed by the terms of the Plan as set forth herein.  Each individual who becomes an Eligible Employee on or after the Effective Date shall commence participation in the Plan on the date he or she is designated as an Eligible Employee by the Administrator and for as long as such individual is entitled to receive a benefit from the Plan such individual shall be deemed a Participant.

2.2           Procedure for and Effect of Admission.  On and after the Effective Date, each individual who first becomes an Eligible Employee for a Plan Year shall become a Participant in the Plan for such Plan Year at the time designated by the Administrator.  Prior to active participation in the Plan such Participant shall be provided with such forms as the Administrator determines necessary to effectuate the participation of such Eligible Employee in the Plan, including an Investment Election Form and beneficiary designation form in the event of the death of the Eligible Employee.

2.3           Termination.  An individual shall continue as a Participant in the Plan for as long as he or she is entitled to receive a benefit from the Plan; provided, however, that a Participant’s active participation in the Plan for purposes of eligibility to receive Retirement Contributions shall terminate on the earliest of the date (a) his or her designation as an Eligible

Employee is terminated by the Board, (b) he or she has a Separation From Service from the Employer for any reason, or (c) the Plan is terminated.

2.4           Reemployment.  If an Eligible Employee ceases being eligible to participate in the Plan and subsequently becomes eligible to participate in the Plan on or after the Effective Date, such Eligible Employee’s participation in the Plan shall commence for the Plan Year designated by the Administrator.  Such Eligible Employee shall be required to execute such forms as required by the Administrator, including an Investment Election Form and beneficiary designation form in the event of the death of the Eligible Employee.

ARTICLE III

Plan Accounts

3.1           Establishment of Accounts.  The Plan Administrator shall maintain a Plan Account on behalf of each Participant in the Plan.  Such Plan Account shall consist of a Prior Executive Plan Account for each Participant who had such under the Executive Plan and a Retirement Contribution Account to reflect Retirement Contributions credited on behalf of such Participant on and after the Effective Date.

3.2           Investment Funds.  Amounts credited to a Participant’s Plan Account shall be credited with earnings, at periodic intervals determined by the Plan Administrator, at a rate equal to the actual rate of return for such period of an investment fund or funds or index or indices selected by that Participant on his or her Investment Election Form from a range of investment vehicles authorized by the Plan Administrator.  The rate of return on investment vehicles shall be tracked solely for the purpose of computing the amount of benefits payable to Participants under the Plan.  Neither the Company nor any other Employer shall be obligated to make any actual investment.  A Participant may change the investment allocations for existing amounts credited to his or her Plan Account or for future amounts credited to his or her Plan Account by completing a new Investment Election Form and submitting such to the Plan Administrator.  Amended Investment Election Forms may be submitted by the Participant to the Plan Administrator at such times as permitted by the Plan Administrator in or her sole discretion.

3.3           Bookkeeping Entries.  The maintenance of an individual Plan Account on behalf of each Participant is for bookkeeping purposes only.  Neither the Company nor any other Employer shall be obligated to acquire or set aside any particular assets for the discharge of their obligations under the Plan, nor shall any Participant to have any property rights in any particular assets that may be held by the Company or any other Employer with respect to the Plan.

3.4           Statements.  Statements shall be sent to each Participant no less frequently than quarterly setting forth the value of the Participant’s Plan Accounts.

ARTICLE IV

Retirement Contributions

4.1           Amount.  The Retirement Contribution Account of each Participant shall be credited with a Retirement Contribution, if any, based on a percentage of his or her Compensation for a Plan Year provided that the Participant is an Eligible Employee on the last day of such Plan Year.  The applicable percentage for any Plan Year shall be determined in accordance with the following schedule:

If the Participant is	Retirement Contribution Percentage
At least 55 years of age	19%
At least 45 years of age but not more than 54 years of age	16%
At least 40 years of age but not more than 44 years of age	13%
Not more than 39 years of age	10%

For purposes of this Section 4.1, a Participant’s age shall be determined at the end of each Plan Year to which the particular Retirement Contribution relates.  Notwithstanding the foregoing, (i) for the first four Plan Years that a Participant is an Eligible Employee, including Plan Years under the Executive Plan, but only with respect to Eligible Employees who were eligible to participate in the Plan on the Effective Date, the Retirement Contribution shall be limited to 10% of Compensation irrespective of the Participant’s age, and (ii) in the case of a Participant who ceases to be an Eligible Employee during a Plan Year by reason of death or a Disability, a pro rata portion of the Retirement Contribution shall be credited based on the number of months during the Plan Year in which the Eligible Employee was employed by the Employer prior to death or Disability.  If an Eligible Employee is rehired by the Employer after the Effective Date, such Eligible Employee will not receive any credit for Years of Service earned prior to such rehire date and such Eligible Employee will be subject to satisfying the requirements of clause (i) above for his first four Plan Years after his rehire date.

Notwithstanding the foregoing, for all periods after March 8, 2009, the Board, by resolution duly adopted prior to applicable period, may condition the making of the Retirement Contribution for the applicable period upon the Company’s achievement of certain specified objectives; provided, however, that any such resolution and the resulting conditionality shall be of no force and effect hereunder following a change in control of the Company.

4.2           Crediting.  Retirement Contributions shall be credited to an Eligible Employee’s Retirement Contribution Account for a Plan Year as soon as administratively practicable following the completion of the Plan Year for which the Retirement Contribution relates or such earlier date as is designated by the Company provided that such credit shall be tentative until the end of the Plan Year in order that the requirements of Section 4.1 be determined to be satisfied.

ARTICLE V

Vesting

5.1          Vesting.  Each Participant will vest in the amounts credited to his or her Plan Account, and the related earnings thereon (if any), upon such individual’s completion of four Years of Service.

ARTICLE VI

Distributions

6.1          Separation From Service.  Each Participant’s Plan Account shall be distributed to him on account of his Separation from Service.  Such distribution shall be paid in a single lump sum in cash to the Participant within sixty (60) days following the six month anniversary of his Separation Date.  The lump sum payment shall be equal to the value of such Plan Account as of the last business day immediately preceding the date of payment.

6.2          Death.

(a)           In the event of a Participant’s death prior to his or her Separation From Service, distribution of the Participant’s Plan Account shall be made to the Participant’s beneficiary in a lump sum within sixty (60) days following the date of the Participant’s death.  The amount of any lump sum benefit payable in accordance with this subsection shall equal the value of the Participant’s Plan Account as of the last business day immediately preceding the date on which such benefit is paid.

(b)           In the event a Participant dies after the Participant’s Separation From Service, and prior to the full distribution of the amounts credited to the Participant’s Plan Account, the Participant’s Plan Account shall be paid to the Participant’s beneficiary at such times and in such amounts as they would have been paid to the Participant had the Participant survived.

6.3          Beneficiary Designation.  Each Participant shall have the right to designate one or more beneficiaries and contingent beneficiaries to receive any vested amount in such individual’s Plan Account at the time of his or her death by filing a written designation with the Plan Administrator on the form prescribed by it for such purpose.  Participants may thereafter designate different beneficiaries at any time by filing a new written designation.  The consent of the beneficiary is not required for any revocation or change of election of beneficiary.  Any written designation shall become effective only upon its receipt by the Plan Administrator.  If all of the designated beneficiaries should die on or before the commencement of distribution of death benefits and the Participant fails to make a new designation, his or her beneficiary shall be determined pursuant to Section 6.4.  If the beneficiary (or last contingent beneficiary) determined pursuant to this Section 6.3 or the initial beneficiary determined pursuant to Section 6.4 dies before all payments are made, then the balance of the payments shall be made to such beneficiary’s estate unless such beneficiary (or last contingent beneficiary) designates a second-level beneficiary by filing a written designation with the Administrator on the form prescribed by it for such purpose, in which case such second-level beneficiary shall be treated as a beneficiary hereunder.

6.4          Beneficiary List.  If a Participant omits or fails to designate a beneficiary or if no designated beneficiary survives such individual, the vested amount in such individual’s Plan Account at the time of his or her death shall be paid to the beneficiary determined from the following priority list: (a) surviving spouse, or if none, then (b) the Participant’s estate.

ARTICLE VII

Loss of Benefits

7.1          Loss of Benefits.  Notwithstanding any provision of the Plan, a person who has a vested benefit in his or her Plan Account shall cease to have any right to receive any payment hereunder and all obligations of the Company to make payments to or on account of such Participant shall cease and terminate should the Administrator find, after full consideration of the facts presented on behalf of the Company and the Participant, that:

(a)           such Participant, during his or her employment with the Employer and during the one year thereafter, unless the Participant was terminated by the Employer without Cause (as defined in the Non-Competition Agreement between the Employer and the Participant), directly or indirectly, engaged in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or was financially interested in any business operating within the United States of America, if (i) such business’ primary business is the retail and/or commercial sale of automotive parts, accessories, tires and/or automotive repair/maintenance services including, without limitation, the entities (including their franchisees and affiliates) listed on Schedule 7.1(a)(i) hereto, or (ii) such business is a general retailer which generates revenues from the retail and/or commercial sale of automotive parts, accessories, tires and/or automotive repair/maintenance services in an aggregate amount in excess of $1 billion, including, without limitation, the entities (including their franchisees and affiliates) listed on Schedule 7.1(a)(ii) hereto.  However, nothing contained in this Section 7.1(a) shall prevent the Participant from holding for investment up to two percent (2%) of any class of equity securities of a company whose securities are traded on a national or foreign securities exchange;

(b)           such Participant, during his or her employment with the Employer or during the one year thereafter, directly or indirectly, induced or attempted to influence any employee of the Employer to terminate his or her employment with the Employer or hired or solicited for hire on behalf of another employer any person then employed or who had been employed by the Employer during the immediately preceding six months; or

(c)           such Participant’s employment by the Employer was terminated (other than in connection with or following a Change of Control) in connection with any act of disloyalty to the Employer including, without limitation, fraud, embezzlement, theft, breach of the Company’s Conflict of Interest or, Ethics Policies, commission of a felony or proven dishonesty in the course of his or her employment or service or unauthorized disclosure of trade secrets or confidential information of the Employer.

ARTICLE VIII

Termination and Amendments

8.1          Amendments.  The Company may amend this Plan in whole or in part by appropriate resolution of the Board; provided, however, that, no amendment shall (i) decrease or limit any benefits or rights accrued under the Plan prior to the date of the amendment, or (ii) modify any provision of this Article VIII without the consent of a majority of the Participants affected by such amendment.  Notwithstanding the foregoing, the Board, without the consent of a Participant, may make all technical, administrative, regulatory and compliance amendments to the Plan that the Board deems necessary and appropriate so that the Plan meets the requirements of section 409A of the Code.

8.2          Termination.  The Company reserves the right to terminate this Plan in its entirety at any time by an appropriate resolution of the Board; provided, however, that any termination of the Plan shall not (i) terminate or diminish any benefits then payable under the Plan, (ii) terminate or diminish any benefits payable in the future under the Plan with respect to benefits accrued as of the date of termination of the Plan, or (iii) decrease or limit any benefits or rights accrued under the Plan prior to the date of termination without the consent of a majority of the Participants affected by such termination.  Any termination of the Plan shall be done in a manner that complies with the requirements of Treas. Reg. §1.409A-3(j)(4)(ix) (or any successor regulation thereto).

ARTICLE IX

Plan Administration

9.1          Named Fiduciary and Plan Administrator.  The committee designated by the Board shall be the Administrator and “named fiduciary” (within the meaning of ERISA) of this Plan.  The Administrator shall have the authority to control and manage the operation and, administration of the Plan.  The Administrator shall act by majority vote of the committee members.  No Participant who is a member of the committee shall participate in committee decisions affecting him.

9.2          Delegation of Duties.  The Administrator may (a) delegate all or a portion of the responsibilities of controlling and managing the operation and administration of the Plan to one or more persons; and (b) appoint such agents, advisors, counsel, or other representatives to render advice with regard to any of its responsibilities under the Plan.  Wherever the term “Administrator” is used herein in connection with the operation or administration of the Plan, such term shall include all delegates appointed by the Administrator.

9.3          Powers and Duties.  The authority and responsibility to control and manage the operation and administration of the Plan shall include, but shall not be limited to, the performance of the following acts:

(a)           The filing of all reports required of the Plan.

(b)           The distribution to Participants and beneficiaries of all reports and other information required of the Plan.

(c)           The keeping of complete records of the administration of the Plan.

(d)           Developing rules and regulations for administration and interpretation of the Plan consistent with the terms and provisions of the Plan.

(e)           The interpretation of the Plan including the determination of any questions of fact arising under the Plan and the making of all decisions required by the Plan.  The construction of the Plan and any actions and decision taken thereon in good faith by the Administrator shall be final and conclusive.  The Administrator may correct any defect, or supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as shall be expedient to carry the Plan into effect and shall be the sole judge of such expediency.

The Administrator’s determinations (including those made by any person or persons to whom the Administrator’s power has been delegated hereunder) on all matters relating to the Plan shall be final, binding and conclusive for all purposes, upon all persons, including without limitation, the Company and any other Employer and all Participants and their respective beneficiaries, and successors hereunder.  Each Participant, by accepting status as a Participant in the Plan agrees that (i) all benefits shall be paid strictly in accordance with the terms of the Plan, and (ii) that the Administrator shall have the discretion and authority set forth in this Article IX and in the Plan generally.

9.4          Payment of Expenses.  All expenses of the Administrator shall be paid by the Company.

9.5          Indemnity of Plan Administrator.  The Company shall indemnify the Plan Administrator or any individual who is a delegate against any and all claims, loss, damage, expense or liability arising from any action or failure to act, except when due to gross negligence or willful misconduct.

9.6          Agent for Service of Process.  The Company shall be the agent for the Plan for service of legal process.

ARTICLE X
Claims Procedure

10.1        Claim.  A Participant or his or her beneficiary or authorized representative (each one being hereinafter referred to as a “Claimant”) who expects a benefit under the Plan which he has not received may file a formal claim for benefits under the Plan with the Administrator.  The Administrator shall review the claim and render a determination relating to the claim based on this Plan document (including the Administrator’s power and authority to interpret and construe the Plan and to make rules relating to the administration of the Plan) and consistent with prior determinations rendered with respect to similarly situated claims.  The Administrator shall notify the Claimant within ninety (90) days of the receipt of the claim of the Administrator’s determination relating to the claim, unless the Administrator determines that special circumstances require an extension of time for processing a claim, in which case the Administrator shall notify the Claimant of the extension within ninety (90) days of receipt of the claim, specifying the special circumstances requiring an extension and the date by which it expects to render a determination on the claim, which determination must be rendered and notice given to the Claimant no later than the 180th day following the receipt of the claim.  If an extension is required because the Claimant failed to submit the information necessary to decide a claim, the time period for making a benefit determination set forth in the prior sentence shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the Claimant responds to the request for additional information.  The determination notice shall be in writing, sent by regular mail to the address specified by the Claimant or if none is specified to the Claimant’s last known address, and must contain the following information:

(a)           The specific reasons for a determination adverse to the Claimant, if applicable;

(b)           The specific reference to the pertinent Plan provision(s) on which the determination is based;

(c)           If applicable, a description of any additional information or material necessary to perfect the claim, and an explanation of why such information or material is necessary; and

(d)           An explanation of the claims review procedure and the time limitations of the review procedure applicable thereto, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an appeal of any adverse benefit determination.

For purposes of this Article X, claims, notifications and determinations shall be deemed to be received when actually received and parties shall be deemed to be notified and a notification shall be deemed to be sent or submitted on the date that such notification is postmarked or actually delivered by courier if not mailed.

10.2        Appeal Procedure.  A Claimant is entitled to request an appeal of any adverse determination of his or her claim by the Administrator.  The request for appeal must be submitted in writing within 60 days of the receipt by the Claimant of the notification of an adverse claim determination.  Absent a request for appeal within the 60-day period, the determination of the Administrator regarding the claim will be deemed to be final and conclusive.  During the appeal process, the Claimant shall have a reasonable opportunity to submit written comments, documents, records and other information relating to the claim and shall be entitled, free of charge, to reasonable access to and copies of all documents, records and other information relevant to the claim.  The Administrator shall review the appeal of the initial claim determination (including all comments, documents, records and other information submitted by the Claimant, regardless of whether such information was submitted with the original claim) and render a final determination.

10.3        Final Determination.  Within sixty (60) days following receipt by the Administrator of the Claimant’s request for appeal, the Administrator shall render a final determination relating to the claim, unless the Administrator determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the appeal, in which case the Administrator shall notify the Claimant of such extension within sixty (60) days following receipt by the Administrator of the request for appeal, specifying the special circumstances requiring an extension and the date by which it expects to render a final determination on the appeal, which determination must be rendered and notice given to the Claimant no later than the 120th day following the receipt by the Administrator of the request for appeal.  If an extension is required because the Claimant failed to submit the information necessary to decide a claim, the time period for making a benefit determination set forth in the prior sentence shall be tolled from the date on which the extension notification is sent to the Claimant until the date on which the Claimant responds to the request for additional information.  The final determination shall be made in writing to the Claimant.  The final determination shall (i) recite the specific reasons for a determination adverse to the Claimant, if applicable, with specific reference to the pertinent Plan provision(s) on which the determination is based, (ii) state that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim and (iii) state that the Claimant has a right to bring an action under section 502(a) of ERISA.

ARTICLE XI

Source of Benefits and Payments

11.1        Unfunded Plan.  The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants.  Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation or any assets whatsoever for such benefits shall be made.  Nothing contained herein shall give any Participant or beneficiary any rights to assets that are greater than those of a general creditor of the Employer.

11.2        Non-Alienation.  None of the payments, benefits or rights of Participant or beneficiary thereof shall be subject to any claim of any creditor of such person and, in particular, to the fullest extent permitted by law, shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such person.  No Participant or beneficiary thereof shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he may expect to receive, contingently or otherwise, under this Plan, except the right to designate a beneficiary or beneficiaries as hereinabove provided.

11.3        Incapacity.  If the Company determines that a person entitled to receive any benefit payment is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Company may make payments to such person’s legal representative or to a relative or other person for his or her benefit, or apply the payment for the benefit of such person in such manner as the Company considers advisable.  Any payment of a benefit in accordance with the provisions of this Section 11.3 shall be a complete discharge of any liability to make such payment.

ARTICLE XII

Miscellaneous

12.1        Effective Date.  This Plan is effective as of the Effective Date and shall be applicable to each Non-Legacy Plan Participant who did not receive payment of his or her benefit from the Executive Plan prior to the Effective Date and each individual who becomes an Eligible Employee on or after the Effective Date and is entitled to receive a benefit under the Plan.  The rights and benefits of any Non-Legacy Plan Participant who commenced benefit payments prior to January 1, 2009 are governed by the terms of the Executive Plan as it existed prior to the Effective Date and are either grandfathered from the requirements of section 409A of the Code or payable pursuant to a fixed schedule as required by, and in compliance with, section 409A of the Code, with payments made between January 1, 2005 and December 31, 2008, the Executive Plan has been operated in accordance with transition relief established by the Treasury Department and Internal Revenue Service pursuant to section 409A of the Plan.  The rights and benefits of a Legacy Plan Participant shall not be governed by the terms of this Plan.

12.2        Employment Obligations.  The establishment of this Plan shall not be construed as creating any contract of employment between the Employer and any Participant.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Employer, nor shall it interfere with the rights of the Employer to terminate the employment of any Participant and/or to take any personnel action affecting any Participant without regard to the effect that such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.  Any amount payable hereunder shall not be deemed salary or other compensation to a Participant for the purposes of computing benefits to which the Participant may be entitled under any qualified retirement arrangement established by the Employer for the benefit of its employees.  Nothing herein contained shall give any Participant the right to inspect the books of the Company or to interfere with the right of the Employer to discharge any Participant from employment at any time for any reason whatsoever, with or without cause.

12.3        No Limitation of Employer Action.  Nothing contained in the Plan shall be construed to prevent the Employer from taking any action that is deemed by it to be appropriate or in its best interest.  No Participant, beneficiary, or other person shall have any claim against the Employer as a result of such action.

12.4        Conflicts of Law.  All matters respecting the validity, effect, interpretation and administration of this Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent superseded by ERISA.

12.5        References.  The masculine pronoun shall include the feminine and the singular form shall include the plural, as necessary for proper interpretation of this Plan.

12.6        Withholding Taxes.  The Employer may make such provisions and take such actions as it may deem necessary or appropriate for the withholding of any taxes that the Employer is required to withhold by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any amounts credited and benefits distributed under the Plan.  Each Participant (or his or her beneficiary); however, shall be responsible for the payment of all individual tax liabilities resulting from any such benefits.

12.7        Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

12.8        Successors.  The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns.  The term, “successors,” as used herein, shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successor of any such corporation or other business entity.

12.9        Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in the construction of the provisions of the Plan.

12.10      Notice.  Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Mailed notice to the Administrator shall be directed to the Company’s corporate headquarters.  Mailed notice to a Participant or beneficiary shall be directed to the individual’s last known address on the Employer’s records.

12.11      Section 409A of the Code.  The Plan is intended to comply with the applicable requirements of section 409A of the Code and related guidance, and shall be administered in accordance with such.  Notwithstanding anything in the Plan to the contrary, elections as to form and distributions from the Plan may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code.  To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of section 409A, such provision shall be deemed null and void.  In no event shall a Participant, directly or indirectly, designate the calendar year of payment.  Notwithstanding anything in the Plan to the contrary, in no event may a Specified Employee commence receipt of his benefit under the Plan on account of a Separation From Service prior to the date that is six months from his Separation Date.

IN WITNESS WHEREOF, this The Pep Boys — Manny, Moe & Jack Account Plan is hereby executed effective as of the 29th day of January, 2009.

THE PEP BOYS — MANNY, MOE & JACK

/s/ Michael R. Odell, Chief Executive Officer